Exhibit 23(a)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form F-3 of Manulife Financial Corporation and John Hancock Life Insurance Company (U.S.A.) pertaining to John Hancock Life Insurance Company (U.S.A.)’s plan to issue and offer a single payment modified guarantee deferred annuity contract and Manulife Financial Corporation’s subordinated guarantee relating thereto and to the incorporation by reference therein of our reports (a) dated March 19, 2010, with respect to the consolidated financial statements of Manulife Financial Corporation as at December 31, 2009 and 2008 and for the years then ended and the effectiveness of internal control over financial reporting of Manulife Financial Corporation as at December 31, 2009; and (b) dated March 17, 2009 (except as to Note 22 which is as of March 29, 2010), with respect to the amended consolidated financial statements of Manulife Financial Corporation as at December 31, 2008 and 2007 and for the years then ended and the effectiveness of internal control over financial reporting of Manulife Financial Corporation as at December 31, 2008, filed with the Securities and Exchange Commission.

Toronto, Canada	/s/ Ernst & Young LLP
August 9, 2010	Chartered Accountants
Licensed Public Accountants